UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2014

Hurco Companies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-9143	35-1150732
(Commission File Number)	(IRS Employer Identification No.)

One Technology Way
Indianapolis, Indiana	46268
(Address of Principal Executive Offices)	(Zip Code)

(317) 293-5309

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of December 5, 2014, Hurco Companies, Inc. (the "Company") and JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank and a Lender, entered into the Third Amendment to Credit Agreement and Amendment to Subsidiary Guaranty (the “Third Amendment”). The Third Amendment amends the Credit Agreement, dated as of December 7, 2012, among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “U.S. Credit Agreement”), as follows:

•	the scheduled maturity date under the U.S. Credit Agreement is extended from December 7, 2014 to December 7, 2016; and
•	the maximum limitation on the amount of cash dividends that may be paid by the Company in any calendar year (so long as no default or event of default shall have occurred and be continuing or would result therefrom) is increased from $3.0 million to $4.0 million.

The Third Amendment also amends the Subsidiary Guaranty (as defined in the U.S. Credit Agreement) to address certain swap obligations of the subsidiary guarantors.

The foregoing summary of the Third Amendment is qualified in its entirety by reference to the complete terms and provisions of the Third Amendment that is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Third Amendment to Credit Agreement and Amendment to Subsidiary Guaranty dated as of December 5, 2014, between Hurco Companies, Inc. and JPMorgan Chase Bank, N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HURCO COMPANIES, INC.

	By:	/s/ Sonja K. McClelland
	Name:	Sonja K. McClelland
	Title:	Vice President, Secretary Treasurer and Chief Financial Officer

Dated: December 8, 2014

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amendment to Credit Agreement and Amendment to Subsidiary Guaranty dated as of December 5, 2014, between Hurco Companies, Inc. and JPMorgan Chase Bank, N.A.

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